Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Partners of
TE Products Pipeline Company, Limited Partnership:
We consent to the incorporation by reference in the registration statement (No. 333-110207) on Form S-3 of TE Products Pipeline Company, Limited Partnership and subsidiaries of our report dated February 28, 2006, with respect to the consolidated balance sheet of TE Products Pipeline Company, Limited Partnership and subsidiaries as of December 31, 2005, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2005, which report appears in the December 31, 2006 annual report on Form 10-K of TE Products Pipeline Company, Limited Partnership and subsidiaries.
KPMG LLP
Houston, Texas
February 28, 2007